China Armco Metals Enters into Scrap Steel Supply Contract with Major China Steel Producer valued at up to $100 Million in 2010

China Armco to Supply up to 230,000 Metric Tons of Scrap Steel Under the Terms of the Contract from Its Recently Completed Scrap Facility in Lianyungang

SAN MATEO, CA- (Market Wire – March 4, 2010) - China Armco Metals, Inc. (NYSE AMEX: CNAM), a distributor of imported metal ore and metal recycler with a new state of the art scrap metal recycling facility in China, today announced that Armet Renewable Resource Company, Limited, the Company's wholly owned subsidiary, has signed a contract to supply a major Chinese steel producer with up to 230,000 tons scrap steel in 2010.  The contract calls for the delivery of up to 23,000 metric tons of scrap steel per month for 10 months beginning in March of 2010.  Based on the current spot price of scrap steel, this supply contract is valued at over $100 million.

Management anticipates this supply contract will allow the company to sell all of the initial production from its recently completed 1 million ton recycling facility during the first several months of operation.  Additionally, management anticipates reaching a full capacity run rate sometime in the fourth quarter of 2010.  At full capacity the facility is capable of processing approximately 1 million metric tons of scrap steel per year or over $400 million annually at current prices.

Commenting on the supply contract, Mr. Kexuan Yao, CEO and Chairman of China Armco Metals, Inc., stated, "We are very excited to have secured such a sizable contract with this leading steel producer.  This essentially has pre-sold the first several months of production from our newly opened facility as we ramp up capacity over the coming quarters.  We are confident that this contract coupled with our other operations will enable our company to experience significant revenue growth and enhanced earnings power for the foreseeable future.”

About China Armco Metals, Inc.

China Armco Metals, Inc. is engaged in the sale and distribution of metal ore and non-ferrous metals throughout the PRC and has entered the recycling business with the Company's acquisition of 22 acres of land for the construction and operation of a one million ton per year shredder and recycler of metals. The Company maintains customers throughout China which include the fastest growing steel producing mills and foundries in the PRC. Raw materials are supplied from global suppliers in India, Hong Kong, Nigeria, Brazil, Turkey, the Philippines and Libya. The Company's product lines include ferrous and non-ferrous ore; iron ore, chrome ore, nickel ore, copper ore, manganese ore and steel billet. Upon completion and testing of its new facility late in the fourth quarter of 2009, China Armco Metals expects to launch operations in its steel recycling and scrap metal recycling business early in 2010. The recycling facility is expected to be capable of recycling one million metric tons of scrap metal per year which will position the Company as one of the top 10 largest recyclers of scrap metal in China. ARMCO estimates the recycled metal market as 70 million metric tons.  For more information about China Armco, please visit http://www.armcometals.com

Safe Harbor Statement

This press release contains forward-looking statements.  China Armco Metals, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements. Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding revenues, net income and earnings.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor include unforeseen natural disasters, our ability to deliver the quantity stated in our contract, fluctuations in raw material prices, we may not be able to pass on cost increases to customers anddisclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Contact:

China Armco Metals, Inc.
Gary Liu
U.S. Representative
954-363-7333
ir@armcometals.com